Exhibit 10.84b


                    MAXICARE HEALTH PLANS, INC.
                         SENIOR EXECUTIVES
                      1996 STOCK OPTION PLAN

                       AMENDMENT NUMBER TWO


              WHEREAS, Maxicare Health Plans, Inc. (the "Company") adopted, and the Company's stockholders approved, the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan, as amended by
Amendment Number One (the "Plan"), which Plan was effective on July 26th, 1996; and

              WHEREAS, pursuant to Section 9 of the Plan, the Board of Directors of the Company (the "Board") has the power to amend the Plan as of this 16 day of April, 1999; and

              WHEREAS, the Company has entered into a Settlement and Release Agreement of even date herewith (the "Settlement Agreement") with Peter J. Ratican ("Ratican") whereunder the terms of that certain Amended and Restated Employment and Indemnification Agreement dated as of April 1, 1996, as amended by Amendment No. 1 thereto, dated February 11, 1997, Amendment No. 2 thereto, dated March 28, 1998, Amendment No. 3 thereto, dated May 8, 1998 and Amendment No. 4 thereto of even date herewith by and between the Company and Ratican (collectively, the "Employment Agreement") will terminate on June 30, 1999 (the "Termination Date").

              WHEREAS, in connection with the Settlement Agreement and this Amendment Number Two, the Company and Ratican have entered into Related Agreements as defined in the Settlement Agreement;

              WHEREAS, pursuant to the Settlement Agreement, Ratican is to be able to exercise certain options previously granted to him under the Plan through January 1, 2005 regardless of his termination;

              WHEREAS, in order to allow Ratican to exercise the options in this manner, the Board wishes to amend the Plan in the manner set forth below; and

              WHEREAS, such amendments do not require the approval of the Company's stockholders and will not adversely affect any Optionee's rights under the Plan with respect to any Option heretofore granted;

              NOW, THEREFORE, the Plan is amended, as follows:

              1. The effectiveness of this Amendment Number Two shall be conditioned upon (i) the occurrence of the "Effective Date" as such term is defined in the Settlement Agreement; (ii) delivery of the fully executed Settlement Agreement and Related Agreements; (iii) the Effective Date of the Consulting Agreement between the Company and Elwood I. Kleaver, Jr. ("Kleaver") pursuant to which Kleaver agrees to function as the Company's Chief Operating Officer ("COO"); and (iv) unanimous approval of this Amendment Number Two by the Board provided, however, that if such approval is not unanimous, Ratican may elect to declare the Settlement Agreement and the Related Agreements null and void.

              2.  Section 8.4    is  amended  by  adding the following
sentence to the end thereof:

                  "The Company may,  in  its  sole discretion, provide
              for an extension of the term of the Option beyond the term provided in (b) and/or (c) of this Section 8.4, but such extension shall not exceed the term provided in (a) of this Section 8.4."

              3. Except as expressly set forth herein, all of the terms and conditions contained in the Plan shall remain in full force and effect and shall not be modified by the terms hereof.

              4.  If  this  Amendment  Number   Two  does  not  become
effective, the provisions of the Plan shall remain in full force and effect.

              IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this instrument of amendment on the 16 day of April, 1999.


                                MAXICARE HEALTH PLANS, INC.


                                By: /s/ Alan Bloom


                                ATTEST:

                                By:/s/ Richard A. Link